                                   EXHIBIT 11

EARNINGS PER SHARE

                        CORN PRODUCTS INTERNATIONAL, INC.
                            COMPUTATION OF NET INCOME
                           PER SHARE OF CAPITAL STOCK

                                   (UNAUDITED)

(ALL FIGURES ARE IN MILLIONS EXCEPT PER SHARE DATA )        THREE MONTHS ENDED               NINE MONTHS ENDED
                                                            SEPTEMBER 30, 1998              SEPTEMBER 30, 1998
                                                            ------------------              ------------------
Average shares outstanding - Basic                                 35.7                             35.6

Effect of dilutive securities:
    Stock options                                                   0.1                              0.3
                                                                   ----                             ----
 Average share outstanding - Assuming dilution                     35.8                             35.9
                                                                   ====                             ====
Income from continuing operations                                  12.6                             31.3
Net income                                                         12.6                             31.3
Income per share - Basic and Dilutive
    Continuing operations                                          .35                              .87
    Net income                                                     .35                              .87
